EXHIBIT 99.2

                                 REVOCABLE PROXY

                               PACIFIC STATE BANK
                         SPECIAL MEETING OF SHAREHOLDERS
                                     , 1997

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints R.T. Green and Thomas S. Tymchuk, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares of common stock of Pacific State Bank (the "Bank") at the Annual Meeting to be held on , 1997, and any adjournments thereof, with all powers the undersigned would possess if personally present, with respect to the following:

     1. Merger of Pacific State Bank with PSB Intermim Bank. Approval of Agreement and Plan of Reorganization and related Plan of Merger, pursuant to which PSB Interim Bank would merge with and into Pacific State Bank.

             [   ]  FOR      [   ]  AGAINST    [   ]  ABSTAIN


     2. Other Matters. At the discretion of the proxy holder, on such other business as may properly come before the meeting and any adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES. Proxies may vote in their discretion as to other matters which may come before the meeting.

Number of Shares Held:


Dated:        , 1997







         Please date and sign exactly as your name appears on your stock certificate(s) (which should be the same as the name on the address label on the envelope in which this proxy was sent to you), including designation as executor, trustee, etc., if applicable. A corporation must sign its name by the president or other authorized officer. All co-owners must sign.


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